Exhibit 5.1

811 Main Street, Suite 3700
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FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
	Chicago	Orange County
May 1, 2015	Doha	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
Energy Transfer Partners, L.P.	Hong Kong	Shanghai
3738 Oak Lawn Avenue	Houston	Silicon Valley
Dallas, Texas 75219	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Re:	Registration Statement on Form S-8 with respect to 1,080,498 common units representing limited partner interests

Ladies and Gentlemen:

We have acted as special counsel to Energy Transfer Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed issuance of up to 1,080,498 common units representing limited partner interests in the Partnership (the “Units”) issuable under the Regency Energy Partners LP 2011 Long-Term Incentive Plan assumed by the Partnership, and subsequently amended, restated and renamed by the Partnership as the “Energy Transfer Partners, L.P. Amended and Restated 2011 Long-Term Incentive Plan” (as so amended, the “2011 Plan”) in connection with its indirect acquisition by merger of Regency Energy Partners LP, a Delaware limited partnership (“Regency”), pursuant to the terms of the Agreement and Plan of Merger, dated as of January 25, 2015, as amended by Amendment No. 1 thereto, dated as of February 18, 2015 (as so amended and as may be further amended from time to time, the “Merger Agreement”), by and among the Partnership, Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of the Partnership (“ETP GP”), Rendezvous I LLC, a Delaware limited liability company, Rendezvous II LLC, a Delaware limited liability company, Regency, Regency GP LP, a Delaware limited partnership, ETE GP Acquirer LLC, a Delaware limited liability company, and, solely for purposes of certain provisions therein, Energy Transfer Equity, L.P., a Delaware limited partnership. The Units are included in a registration statement on Form S–8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Units.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We are opining herein as to the Delaware

Energy Transfer Partners, L.P.

May 1, 2015

Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Units shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipient and have been issued by the Partnership against payment therefor in the circumstances contemplated by the 2011 Plan and the Merger Agreement, assuming in each case that the individual grants or awards under the 2011 Plan are duly authorized by all necessary limited partnership action and duly granted or awarded and exercised in accordance with the requirements of law and the 2011 Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the Units will be validly issued and, under the Delaware LP Act, the recipients of the Units will have no obligation to make further payments for the Units or contributions to the Partnership solely by reason of their ownership of the Units or their status as limited partners of the Partnership and will have no personal liability for the obligations of the Partnership solely by reason of being limited partners of the Partnership.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP